EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.

ANNOUNCES THIRD QUARTER 2012 RESULTS

The Woodlands, Texas (November 6, 2012) –  TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced third quarter 2012 net income from continuing operations attributable to TETRA stockholders of $0.10 per fully diluted share compared to $0.02 per fully diluted share reported in the third quarter of 2011. Such results for the third quarter of 2012 include special charges to pretax income of $3.0 million and a pretax loss by the Maritech segment of $9.2 million that aggregate to a net charge of approximately $0.10 per share after tax, compared to special charges to pretax income and a pretax loss by the Maritech segment that aggregated to approximately $0.16 per share after tax in the third quarter of 2011.

Highlights of the 2012 third quarter include:

•         For the Production Testing segment, incremental revenues and profits from the recently completed acquisitions and strong international growth more than offset weakness in the segment’s domestic market.

•         The Compressco segment’s financial performance continued to improve in the third quarter as a result of growth from international capital investments, primarily in Latin America. This strong performance coupled with a favorable forecast has enabled Compressco Partners, L.P. to increase its third quarter cash distribution by $0.01 per outstanding unit.

•         During the third quarter and through the date of this press release, the Offshore Services segment has accelerated its cost reduction efforts by eliminating 42 staff positions, primarily in support functions. While there are indications that Gulf of Mexico federal permitting delays are decreasing, the Company is nevertheless focused on reducing the segment’s cost structure.

Consolidated revenues for the quarter ended September 30, 2012 were $234.0 million versus $201.4 million in the third quarter of 2011. Total gross profit was $50.9 million in the third quarter of 2012 versus $35.7 million in the third quarter of 2011. Income before discontinued operations was $8.6 million in the third quarter of 2012 versus $2.0 million in the comparable period of 2011. Net income attributable to TETRA stockholders was $7.7 million in 2012’s third quarter versus $1.4 million in 2011’s third quarter. The foregoing results include the impact of the Maritech segment. As discussed below, management believes that it is helpful to an understanding of the Company’s business going forward to present financial results excluding the impact of Maritech. Such results, reconciled to the nearest GAAP financial measures, are included at the end of this press release.

Consolidated results per share from continuing operations attributable to TETRA stockholders for the third quarter of 2012 were net income of $0.10 with 78.9 million weighted average diluted common shares outstanding versus $0.02 with 78.3 million weighted average diluted common shares outstanding in the third quarter of 2011. As of September 30, 2012, total debt, including the current portion of long-term debt, was $368.6 million and cash was $20.9 million.

Divisional pretax earnings (loss) from continuing operations in the third quarter of 2012 versus the third quarter of 2011 were: Fluids Division – $8.5 million in 3Q 2012 and $5.1 million in 3Q 2011; Production Testing – $11.1 million in 3Q 2012 and $9.6 million in 3Q 2011; Compressco – $6.4 million in 3Q 2012 and $3.9 million in 3Q 2011; Offshore Services – $12.1 million in 3Q 2012 and $13.5 million in 3Q 2011; and, Maritech – $(9.2) million in 3Q 2012 and $(15.6) million in 3Q 2011.

Financial data comparing the three and nine month periods ended September 30, 2012 to the corresponding prior year periods is available in the financial tables set forth below.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “During the third quarter, although we continued to face challenging market conditions in North America, results for our Fluids Division and Production Testing segment were fairly consistent with our expectations. Overall, our results for the third quarter are in-line with the revised 2012 guidance we issued on August 8.

“Our Fluids Division reported a sequential reduction in profitability due to the seasonal impact of our European calcium chloride business and the equipment repair issue noted in our August 8 press release. Our Gulf of Mexico operations improved during the third quarter as our completion fluids business continued to benefit from increased completions activity. In the more challenging North American land market, our completion fluids business benefited from strong results with new services we have introduced during 2012. Internationally, we continued to see strength in our Eastern Hemisphere completion fluids business, particularly in the Middle East and Africa.

“During the third quarter, our Production Testing segment continued to work toward full integration of the three acquisitions completed earlier this year. Our integration efforts have proceeded smoothly, which has allowed us to focus on developing revenue pull-through and cost reduction synergies between the new acquisitions and our existing businesses. Our domestic production testing business continued to be impacted by weakness in the North American gas drilling market during the third quarter. However, our international business reported strong third quarter results at a level similar to the second quarter of this year. Our third quarter results for the Production Testing segment include transaction charges of $900,000 primarily related to the Greywolf Production Systems acquisition.

“Our Compressco segment reported a significant sequential increase in profitability for the third quarter, driven primarily by growth and increased demand related to our capital investment programs, particularly in Latin America. In addition, increased demand for unconventional applications in the U.S. and the benefits of cost reductions taken earlier this year supported the sequential improvement. Overall, we are very encouraged by the Compressco segment’s achievement of a substantial profit improvement this year. We expect the underlying factors that contributed to this improvement, including growth from capital investments and increasing demand for unconventional applications, to continue into 2013.

“Third quarter results for our Offshore Services segment include an estimated $800,000 of negative impact on pretax earnings associated with Hurricane Isaac. Excluding this impact and the negative impact of Tropical Storm Debby in the second quarter, the Offshore Services segment’s results for the third quarter were slightly lower on a sequential basis. Overall, the market for this segment continues to be very challenging, both in terms of uncertain federal permitting times and the competitive pricing environment. We continue to be very pleased with the performance of the TETRA Hedron, which has seen excellent utilization this year, and we expect this asset to continue to be a strong contributor to the segment’s profitability.

“Our primary focus for the Maritech segment is the continued reduction of its abandonment and decommissioning liabilities. During the third quarter, we spent $23.1 million on these activities. In addition, we are evaluating the possibility of accelerating the timing of a portion of the remaining work, subject to our ability to obtain the required federal permits on a timely basis. If some of this work is successfully accelerated into the fourth quarter of this year, we will expect to have spent a total of $90 million on Maritech’s abandonment and decommissioning activities during 2012.

“Our cash balance as of September 30, 2012 was $20.9 million. Excluding restricted cash and $10.7 million of cash and $5.8 million of long-term debt attributable to Compressco Partners, net debt as of September 30, 2012 was $352.6 million (net debt is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure below). During the third quarter we drew down approximately $57 million under our $278 million revolving credit facility to fund a portion of the Greywolf acquisition and for general corporate purposes. As of the end of the third quarter, we had approximately $221 million of borrowing capacity still available. A portion of the increase in net debt during the third quarter was attributable to increased receivable balances associated with two major contracts. We expect to receive these outstanding payments during the fourth quarter, which should offset the anticipated negative impact on our cash position resulting from higher planned capital expenditures and Maritech’s fourth quarter abandonment and decommissioning activities,” concluded Brightman.

As a result of Maritech’s sale of essentially all of its oil and gas properties during 2011 and 2012, the Company believes it will be helpful to provide adjusted financial results that exclude the impact of Maritech. These results are intended to show TETRA’s historical results of operations on a basis that is consistent with expected operations going forward. Set forth below in this press release under “Reconciliation of Non-GAAP Financial Measures” is a presentation of TETRA’s consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, and consolidated income before taxes and discontinued operations excluding Maritech and oil and gas derivative ineffectiveness, all of which are non-GAAP financial measures that are reconciled to the nearest GAAP measures.

TETRA will host a conference call to discuss third quarter 2012 results today, November 6, 2012, at 10:30 am ET. Stuart M. Brightman, TETRA’s President and Chief Executive Officer, and Elijio V. Serrano, TETRA’s Chief Financial Officer, will host the call. The phone number for the call is 800/860-2442. The conference will also be available by live audio webcast and may be accessed through TETRA’s website at www.tetratec.com.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and associated products and services, after-frac flow back, production well testing and associated services, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

            This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2012, anticipated benefits from the Company’s acquisitions of assets and businesses, projections concerning the Company’s business activities in the Gulf of Mexico, including potential future benefits from increased regulatory oversight of well abandonment and decommissioning activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Financial Data (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In Thousands)
Revenues	$233,986	$201,434	$649,691	$659,093
Gross profit	50,883	35,668	136,386	97,845

General and administrative expense	34,210	27,506	96,567	84,274
Interest expense, net	4,258	4,085	12,493	12,361
(Gain) loss on sale of assets	129	525	(3,135)	(59,784)
Other (income) expense	(790)	722	(2,807)	14,651
Income before taxes and discontinued operations	13,076	2,830	33,268	46,343
Provision for income taxes	4,475	870	11,341	16,372
Income before discontinued operations	8,601	1,960	21,927	29,971
Income (loss) from discontinued operations, net of taxes	1	(6)	3	(63)
Net income	8,602	1,954	21,930	29,908
Net (income) attributable to noncontrolling interest	(889)	(567)	(1,962)	(662)
Net income attributable to TETRA stockholders	$7,713	$1,387	$19,968	$29,246

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations
attributable to TETRA stockholders	$0.10	$0.02	$0.26	$0.38
Income (loss) from discontinued operations
attributable to TETRA stockholders	0.00	(0.00)	0.00	(0.00)
Net income attributable to TETRA stockholders	$0.10	$0.02	$0.26	$0.38
Weighted average shares outstanding	77,329	76,717	77,226	76,517

Diluted per share information:
Income before discontinued operations
attributable to TETRA stockholders	$0.10	$0.02	$0.25	$0.37
Income (loss) from discontinued operations
attributable to TETRA stockholders	0.00	(0.00)	0.00	(0.00)
Net income attributable to TETRA stockholders	$0.10	$0.02	$0.25	$0.37
Weighted average shares outstanding	78,938	78,340	78,740	78,105

Depreciation, depletion and amortization (A)	$20,232	$16,226	$56,786	$90,555

 (A) DD&A information for 2011 includes asset impairments under successful efforts accounting.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In Thousands)
Revenues by segment:
Fluids Division	$75,221	$65,415	$244,401	$231,588
Production Enhancement Division
Production Testing	56,033	37,060	144,645	102,009
Compressco	28,931	25,000	76,871	69,210
Intersegment eliminations	(624)	–	(624)	–
Production Enhancement Division total	84,340	62,060	220,892	171,219
Offshore Division
Offshore Services	78,802	88,535	204,573	227,505
Maritech	1,305	1,945	5,099	79,349
Intersegment eliminations	(5,764)	(16,619)	(25,479)	(50,656)
Offshore Division total	74,343	73,861	184,193	256,198
Corporate overhead	83	124	333	166
Eliminations and other	(1)	(26)	(128)	(78)
Total revenues	$233,986	$201,434	$649,691	$659,093

Gross profit by segment:
Fluids Division	$15,622	$11,313	$54,869	$43,698
Production Enhancement Division
Production Testing	15,661	12,893	41,016	33,950
Compressco	11,806	8,788	28,928	22,332
Intersegment eliminations			–
Production Enhancement Division total	27,467	21,681	69,944	56,282
Offshore Division
Offshore Services	17,492	17,669	31,511	33,439
Maritech	(8,927)	(14,369)	(17,684)	(33,683)
Intersegment eliminations	–	–	–	108
Offshore Division total	8,565	3,300	13,827	(136)
Eliminations and other	(771)	(626)	(2,254)	(1,999)
Total gross profit	$50,883	$35,668	$136,386	$97,845

Income before taxes and discontinued operations
by segment:
Fluids Division	$8,460	$5,127	$33,884	$23,921
Production Enhancement Division
Production Testing	11,114	9,603	27,961	24,674
Compressco	6,356	3,875	14,511	11,689
Intersegment eliminations	–	–	–	–
Production Enhancement Division total	17,470	13,478	42,472	36,363
Offshore Division
Offshore Services	12,108	13,466	22,839	22,667
Maritech	(9,231)	(15,605)	(19,938)	18,398
Intersegment eliminations	–	–	–	1,747
Offshore Division total	2,877	(2,139)	2,901	42,812
Corporate overhead	(15,731)	(13,636)	(45,989)	(56,753)
Total income before taxes and
discontinued operations	$13,076	$2,830	$33,268	$46,343

	September 30, 2012	December 31, 2011
	(In Thousands)
Balance Sheet:
Cash (excluding restricted cash)	$20,908	$204,412
Accounts receivable, net	218,132	141,537
Inventories	102,049	99,985
Other current assets	63,080	82,567
PP&E, net	604,848	529,301
Other assets	269,377	145,508
Total assets	$1,278,394	$1,203,310

Current portion of decommissioning liabilities	$75,804	$105,008
Other current liabilities	185,708	127,357
Long-term debt	332,960	305,000
Long-term portion of decommissioning liabilities	23,702	34,827
Other long-term liabilities	63,732	62,030
Equity	596,488	569,088
Total liabilities and equity	$1,278,394	$1,203,310

Reconciliation of Non-GAAP Financial Measures

This press release refers to net debt, revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness, all of which are financial measures not derived in accordance with generally accepted accounting principles, or “GAAP.”

As a supplement to financial results prepared in accordance with GAAP, the Company has provided the following tables, which contain results excluding the impact of Maritech. The tables also include reconciliations of revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness to the appropriate GAAP financial measures. The Company’s management views revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness as appropriate measures to evaluate its results of operations following the sales of Maritech oil and gas producing properties that occurred during 2011 and 2012. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for revenues, gross profit, income before taxes, earnings per share or other measures of financial performance presented in accordance with GAAP. Reconciliations of revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness for the three and nine month periods ended September 30, 2012 and September 30, 2011 are provided below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Amounts)

Consolidated revenues	$233,986	$201,434	$649,691	$659,093
Less: Maritech revenues	(1,305)	(1,945)	(5,099)	(79,349)
Consolidated revenues excluding Maritech	$232,681	$199,489	$644,592	$579,744

Consolidated gross profit	$50,883	$35,668	$136,386	$97,845
Less: Maritech gross (profit) loss	8,927	14,369	17,684	33,683
Consolidated gross profit excluding Maritech	$59,810	$50,037	$154,070	$131,528

Consolidated income (loss) before taxes and
discontinued operations	$13,076	$2,830	$33,268	$46,343
Less: Maritech (income) loss before taxes	9,231	15,605	19,938	(18,398)
Less: Derivative ineffectiveness	–	–	–	13,947
Consolidated income (loss) before taxes and
discontinued operations excluding Maritech and
derivative ineffectiveness	$22,307	$18,435	$53,206	$41,892

Diluted per share information:
Net income attributable to TETRA stockholders	$0.10	$0.02	$0.25	$0.37
(Income) loss for Maritech	0.08	0.13	0.16	(0.15)
(Income) loss for derivative ineffectiveness	–	–	–	0.11
Net income (loss) attributable to TETRA stockholders
excluding Maritech and derivative ineffectiveness	$0.18	$0.15	$0.41	$0.33

The following reconciliation of net debt is also presented as a supplement to financial results prepared in accordance with GAAP. The Company defines net debt as the sum of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of Compressco Partners, L.P. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of long-term debt to net debt as of September 30, 2012 and December 30, 2011 is provided below.

	September 30, 2012	December 31, 2011
	(In Thousands)
Net Debt:
Long-term debt, including current portion	$362,825	$305,035
Less: cash, excluding Compressco
Partners' cash	(10,245)	(186,936)
Net debt	$352,580	$118,099

These reconciliations are not a substitute for financial information prepared in accordance with GAAP and should be considered within the context of the complete financial results for the given period.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Stuart M. Brightman, 281/367-1983

Fax: 281/364-4346

www.tetratec.com